Exhibit 4.7

CREDIT AGREEMENT

THIS AGREEMENT dated for reference April 16, 2007 is between:

QUEST CAPITAL CORP., a British Columbia company, having

an office at Suite 300, 570 Granville Street, Vancouver, British

Columbia V6C 3P1

(the “Lender”)

AND:

TRANSATLANTIC PETROLEUM CORP., an Alberta

corporation having an office at Suite 1840, 444 – 5th Ave. S.W.,

Calgary, Alberta T2P 2T8

(the “Borrower”)

BACKGROUND

A.	The Lender has agreed to lend to the Borrower and the Borrower has agreed to borrow from the Lender the aggregate principal amount of U.S.$3,000,000 (or the Canadian equivalent thereof), on the terms and subject to the conditions of this Agreement.

AGREEMENTS

For good and valuable consideration, the receipt and sufficiency of which each party acknowledges, the parties agree as follows:

1.	Definitions. In this Agreement:

(a)	“Advance” means the advance of the Facility hereunder;

(b)	“Bonus Shares” has the meaning set forth in paragraph 7 below;

(c)	“Business Day” means a day which is not a Saturday, Sunday or a statutory holiday in Alberta;

(d)	“Event of Default” has the meaning set forth in paragraph 14 below;

(e)	“Exchange” means the TSX Venture Exchange;

(f)	“Facility” means the credit facility granted by the Lender to the Borrower pursuant to this Agreement in the maximum aggregate amount of U.S.$3,000,000 (or the Canadian equivalent thereof);

(g)	“Guarantor” means TransAtlantic Petroleum (USA) Corp., a Colorado corporation;

(h)	“Initial Advance” has the meaning set forth in paragraph 2 below;

(i)	“Outstanding Balance” has the meaning set forth in paragraph 4(a) below;

(j)	“Standby Fee Shares” has the meaning set forth in paragraph 6 below;

(k)	“Subsequent Advance” has the meaning set forth in paragraph 2 below;

(l)	“Subsidiaries” means, with respect to the Borrower, any corporation of which at least a majority of the outstanding shares to which there is attached voting power under ordinary circumstances to elect a majority of the board of directors of such corporation, shall at the relevant time be owned directly or indirectly by the Borrower, one or more Subsidiaries of the Borrower, or any combination thereof, and “Subsidiary” shall mean any one of them; and

(m)	“Term Sheet” means the Term Sheet for Credit Facility dated March 19, 2007 between the Borrower and the Lender.

2.	Facility Advance. Subject to and upon the fulfilment of the conditions precedent contained in paragraphs 9 and 10, as applicable, of this Agreement, the Lender will advance the principal amount of the Facility to the Borrower or as the Borrower may otherwise direct. The initial advance (the “Initial Advance”) shall be no less than U.S$1,000,000 (or the Canadian equivalent thereof). Further advances (each, a “Subsequent Advance”) shall be in multiples of U.S$250,000 (or the Canadian equivalent thereof) up to an aggregate maximum principal amount of U.S.$3,000,000 (or the Canadian equivalent thereof). For any such advance, the Borrower shall provide written notice to the Lender and the Lender shall, if satisfied that all conditions hereunder have been met, provide the Borrower with such advance within three (3) business days.

3.	Use of Proceeds. The Borrower covenants and agrees with the Lender that the Facility proceeds will be used by the Borrower for development of prospects in its portfolio and for general working capital purposes, and for no other purpose whatsoever without the express written consent of the Lender.

4.	Term and Prepayment.

(a)	The aggregate principal amount of the Advance, together with all accrued but unpaid interest, bonus and other costs or charges payable hereunder from time to time (collectively the “Outstanding Balance”), will be immediately due and payable by the Borrower to the Lender on the earlier of:

(i)	November 30, 2007;

(ii)	the date of any change of control of the Borrower (“control” being defined as ownership of or control or direction over, directly or indirectly, 20% or more of the outstanding voting securities of the Borrower); and

(iii)	the occurrence of an Event of Default (as defined in paragraph 14 hereof) and a demand for payment by the Lender pursuant to paragraph 15 below;

(b)	If after the Advance of the Facility, or any portion thereof, the Borrower or any of its Subsidiaries sell or otherwise dispose of any assets outside of the ordinary course of business, or close one or more equity or debt financings, the Borrower will pay or cause to be paid to the Lender all proceeds from such sale, disposition or financing, net of reasonable selling or financing costs, up to the full amount of the Outstanding Balance, to be applied on account of the Facility;

(c)	The Borrower may prepay the Facility in whole at any time before maturity, without penalty, provided that such prepayment is made on the last business day of a calendar month and the Borrower has provided not less than ten (10) business days’ prior notice of its intention to prepay the Facility.

5.	Interest. Interest will accrue on the Outstanding Balance from the date of the Initial Advance at the rate of twelve per cent (12%) per annum, calculated daily and compounded monthly (effective annual rate of 12.68%), and be payable by the Borrower to the Lender monthly on the last Business Day of every month, as well as after maturity, default and judgment.

6.	Standby Fee. As consideration for the provision by the Lender of the Facility, concurrently with the Initial Advance, the Borrower shall make a non-refundable payment to the Lender of U.S.$90,000, payable in the form of 132,353 common shares in the capital of the Borrower, for and at a deemed price of $0.68 per share, as such shares are presently constituted (the “Standby Fee Shares”), subject to a maximum hold period of four (4) months from the date of issuance under applicable securities laws and the rules and policies of the Exchange, registered in the name of the Lender, or as the Lender may otherwise direct.

7.	Bonus. As additional consideration for the Advance, at the time of the Initial Advance and each time a Subsequent Advance is made to the Borrower, the Borrower shall make a non-refundable payment to the Lender, payable in the form of common shares, of that number of common shares of the Borrower equal to five per cent (5%) of the amount of such advance divided by ninety per cent (90%) of the volume weighted average price for the five (5) trading days immediately preceding the date of the Borrower’s written request for such advance, and such shares (the “Bonus Shares”), shall be subject to a maximum hold period of four (4) months from the date of issuance under applicable securities laws and the rules and policies of the Exchange, registered in the name of the Lender, or as the Lender may otherwise direct.

8.	Security. As security for the Facility, the Borrower will:

(a)	execute and deliver to the Lender a promissory note, in the form attached hereto as Schedule “A” (the “Note”) for the Initial Advance and for each Subsequent Advance, respectively;

(b)	execute and deliver to the Lender, a fixed and floating charge debenture under which the Borrower will grant to the Lender, inter alia, a first priority security interest in all of its present and after-acquired real property;

(c)	execute and deliver to the Lender, a general security agreement under which the Borrower will grant to the Lender, inter alia, a first priority security interest in all of its present and after-acquired personal property;

(d)	cause to be executed and delivered to the Lender a guarantee of the Guarantor, pursuant to which the Guarantor will guarantee the payment and performance of each and every obligation of the Borrower to the Lender hereunder;

(e)	cause to be executed and delivered to the Lender, a deed of trust, mortgage, assignment, security agreement, fixture filing and financing statement and a security agreement under which the Guarantor will grant to the Lender a first priority security interest in all of its present and after-acquired personal property and in its present and after acquired real property located in its South Gillock field and in its State Kohfeldt Unit field both located in Galveston County, Texas;

(f)	execute and deliver to the Lender a share pledge agreement, together with undated share transfer forms for each share certificate and certified directors’ resolutions, under which the Borrower will pledge and grant to the Lender a first priority security interest in 12,391,496 common shares in the capital of the Guarantor, representing all of the issued and outstanding share capital of the Guarantor;

(g)	execute and deliver to the Lender an environmental indemnity agreement in respect of its properties;

(h)	cause to be executed and delivered to the Lender an environmental indemnity agreement in respect of the properties of the Guarantor; and

(i)	execute and deliver or cause to be executed and delivered, any other ancillary documentation that the Lender or its counsel may reasonably require.

all in form and terms satisfactory to the Lender and its counsel (collectively, the “Security”).

9.	Conditions Precedent to Initial Advance. As conditions precedent to the Initial Advance of the applicable portion of the Facility by the Lender:

(a)	the Borrower will have:

(i)	executed and delivered or caused to be executed and delivered all of the Security documents referred to in paragraph 8 above and the documents, securities and instruments referred therein and the Lender will have completed all registrations and other filings that may be prudent or necessary to perfect the Lender’s security therein;

(ii)	received and provided the Lender with written evidence of the approval of the Exchange to the issuance of the Standby Fee Shares and the Bonus Shares;

(iii)	delivered a certified copy of its directors’ resolutions authorizing the borrowing of the Facility, the grant of the Security, as applicable, and the execution and delivery of this Agreement and all agreements, documents and instruments referred to herein, together with an officer’s certificate, certifying certain factual matters, in form and terms satisfactory to the Lender;

(iv)	delivered a certified copy of a resolution of the directors of the Guarantor authorizing the guarantee of the Facility, the grant of the Security, as applicable, and the execution and deliver of all agreements, documents and instruments applicable thereto, together with an officer’s certificate, certifying certain factual matters, in form and terms satisfactory to the Lender;

(v)	caused to be executed and delivered a legal opinion of counsel to the Borrower and the Guarantor, in form and terms satisfactory to the Lender and its counsel;

(b)	the representations and warranties of the Borrower contained in paragraph 11 will be true and correct in all material respects and the Borrower will have complied with all covenants required to be complied with by it under this Agreement and all other documents delivered hereunder, prior to the Initial Advance of the Facility by the Lender;

(c)	there shall have been no adverse material change in the business, operations, assets or ownership of the Borrower since the date of the Term Sheet;

(d)	the Lender will have completed and, in its sole and absolute discretion, be satisfied with its due diligence review of the Borrower and the Guarantor and their respective properties and assets and will have received the approval of the Lender’s board of directors; and

(e)	the Lender will, in its sole and absolute discretion, be satisfied as to the creditworthiness of the Borrower and its Subsidiaries and the adequacy of the collateral security contemplated herein.

If any of the foregoing conditions precedent are not satisfied or waived by the Lender in writing on or before April 16, 2007, this Agreement will terminate, and the Lender will be under no further obligation to the Borrower in connection with the transaction contemplated herein.

10.	Conditions Precedent to Subsequent Advances. As conditions precedent to each Subsequent Advance by the Lender:

(a)	the Borrower will have provided written notice to the Lender in accordance with paragraph 2 above;

(b)	the Borrower will have executed and delivered a promissory note in the amount of such Subsequent Advance to the Lender;

(c)	the representations and warranties of the Borrower contained in paragraph 11 will be true and correct in all material respects and the Borrower will have complied with all covenants required to be complied with by it under this Agreement and all other documents delivered hereunder; and

(d)	the Lender will, in its sole discretion, be satisfied that there shall have been no adverse material change in the business, operations, assets or ownership of the Borrower or the Guarantor since the date of the last advance made in connection with this Agreement.

11.	Representations and Warranties of the Borrower. The Borrower represents and warrants to the Lender as follows:

(a)	the Borrower exists as a corporation under the laws of the Province of Alberta, and has not discontinued or been dissolved under any applicable laws and is in good standing with respect to the filing of annual reports and all other such requirements pursuant to the laws thereof;

(b)	the Guarantor exists as a corporation under the laws of the State of Colorado, and has not discontinued or been dissolved under any applicable laws and is in good standing with respect to the filing of annual reports and all other such requirements pursuant to the laws thereof;

(c)	the Borrower and each Subsidiary has the power and authority to (i) carry on its businesses as now being conducted and is licensed or registered or otherwise qualified in all jurisdictions where in the nature of its assets or the business transacted makes such licensing, registration or qualification necessary, (ii) acquire, own, hold, lease and mortgage or grant security in its assets including real property and personal property and (iii) enter into and perform its obligations under this Agreement and all other documents or instruments delivered hereunder;

(d)	this Agreement and all ancillary instruments or documents issued, executed and delivered hereunder by the Borrower or the Guarantor, as applicable, have been duly authorized by all necessary action of the Borrower and the Guarantor, as applicable, and each constitutes or will constitute a legal, valid and binding obligation of the Borrower or the Guarantor, as applicable, enforceable against the Borrower or the Guarantor, as applicable, in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights and remedies of creditors and to the general principles of equity;

(e)	neither the Borrower nor any Subsidiary is in breach of or in default under any obligation in respect of borrowed money, and the execution and delivery of this Agreement and all ancillary instruments or documents issued and delivered hereunder or thereunder, and the performance of the terms hereof and thereof will not be, or result in, a violation or breach of, or default under, the Borrower’s or any Subsidiary’s constating documents, any law, judgment, agreement or instrument to which they are a party or may be bound;

(f)	neither the entering into of this Agreement nor any of the Security by the parties thereto will constitute a breach or default under or in respect of any agreement to which either the Borrower or the Guarantor is bound, and no consent, filing, authorization or approval is prudent or necessary under the terms of any such agreement to proceed with the transactions contemplated herein, including but not limited to the granting of the Security by the parties thereto;

(g)	the Security creates a valid first registered charge, lien and security interest on the property and assets of the Borrower and the Guarantor, as applicable, which has been granted over the applicable properties and assets in accordance with the terms hereof;

(h)	no litigation or administrative proceedings before any court or governmental authority are presently ongoing, or have been threatened in writing, or to the best of the Borrower’s knowledge are pending, against the Borrower, any Subsidiary or any of their respective properties or assets or affecting any of their respective properties or assets which could have a material adverse effect on their respective business, properties or assets;

(i)	the Borrower and each Subsidiary, as the case may be, is the legal and beneficial owner of or has the right to acquire the interests in the properties, business and assets referred to in the information circulars, prospectuses, annual information forms, offering memoranda, financial statements, material change reports and news releases filed with the Exchange and the securities regulatory authority or commission in each of the jurisdictions in which the Borrower is a reporting issuer on or during the twelve (12) months preceding the date hereof, and any other disclosure materials provided to the Lender and its advisers in conjunction with this transaction (collectively, the “Disclosure Record”), and any and all agreements pursuant to which the Borrower and each Subsidiary, as the case may be, holds or will hold any such interest in property, business or assets are in good standing in all material respects under the applicable statutes and regulations of the jurisdictions in which they are situated;

(j)	there has been no adverse material change (actual, contemplated or threatened) in the property, assets, business or operations of the Borrower or any Subsidiary within the past twelve (12) months, except as disclosed in the Disclosure Record;

(k)	the Disclosure Record is complete and accurate in all material respects and omits no facts, the omission of which makes the Disclosure Record, or any particulars therein, misleading, misrepresentative or incorrect in any material respect;

(l)	the Borrower and to the best of the Borrower’s knowledge each Subsidiary, has conducted and is conducting its businesses in material compliance with all applicable laws, bylaws, rules and regulations of each jurisdiction in which its businesses are now carried on and hold all licenses, registrations, permits, consents or qualifications (whether governmental, regulatory or otherwise) required in order to enable its businesses to be carried on as now conducted or as proposed to be conducted, and all such licenses, registrations, permits, consents and qualifications are valid and subsisting and in good standing and neither the Borrower nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such licenses, registrations, permits, consents or qualifications which, if the subject of an unfavourable decision, ruling or finding, would materially adversely affect the condition of such businesses, operations, condition (financial or otherwise) or income of the Borrower or any such Subsidiary, as the case may be;

(m)	no order ceasing or suspending trading in securities of the Borrower or prohibiting the sale or trading of securities by the Borrower has been issued and no proceedings for this purpose have been instituted, are pending, contemplated or threatened;

(n)	neither Canada Revenue Agency nor any other taxation authority has asserted or, to the best of the Borrower’s knowledge, has threatened to assert any assessment, claim or liability for taxes due or to become due in connection with any review or examination of the tax returns of the Borrower or any Subsidiary filed for any year which would have material adverse effect on the assets, properties, business, results of operations, prospects or condition (financial or otherwise) of the Borrower or any Subsidiary;

(o)	neither the Borrower nor any Subsidiary is a party to any material contract other than as disclosed in the Disclosure Record;

(p)	as at the date of this Agreement, except as disclosed in the Disclosure Record, no holder of outstanding shares in the capital of the Borrower will be entitled to any pre-emptive or any similar rights to subscribe for any of the shares in the capital of the Borrower or other securities of the Borrower or any Subsidiary, and no rights, warrants or options to acquire, or instruments convertible into or exchangeable for any shares in the capital of the Borrower or any Subsidiary are outstanding;

(q)	except for the Guarantor, Big Gas Sand Corporation, TransAtlantic Worldwide, Ltd., Transatlantic Worldwide Romania SRL, TransAtlantic Maroc, Ltd.,

TransAtlantic North Sea, Ltd. and TransAtlantic Turkey, Ltd., the Borrower has no direct or indirect subsidiary corporations;

(r)	except as disclosed to the Lender in writing prior to the date of this Agreement, the Borrower and each Subsidiary owns its business, operations and assets, as more particularly described in the Disclosure Record, and holds good title thereto, free and clear of all liens, claims or encumbrances whatsoever;

(s)	all factual information previously or contemporaneously furnished to the Lender by or on behalf of the Borrower for purposes of or in connection with this Agreement or any transaction contemplated hereby, is true and accurate in every material respect and such information is not incomplete by the omission of any material fact necessary to make such information not misleading;

(t)	after giving effect to the transactions contemplated in this Agreement, the Borrower and each Subsidiary are generally able to pay their debts as they come due;

(u)

the registered office of the Borrower is located at Suite 3700, 400 – 3rd Ave. S.W., Calgary, Alberta, T2P 4H2 and the chief executive office, principal place of business and place where the Borrower keeps its books and records is located at Suite 1840, 444 – 5th Ave. S.W., Calgary, Alberta T2P 2T8;

(v)	the chief executive office, principal place of business and place where the Guarantor keeps its books and records is located at Suite 1755, 5910 N. Central Expressway, Dallas, Texas 75206.

11.1	Representations and Warranties of the Lender. The Lender represents and warrants to the Borrower as follows:

(a)	the Lender is acquiring (i) the debt obligations of the Borrower created under this Agreement and any Security documents and (ii) the Bonus Shares and the Standby Fee Shares, as principal for its own account;

(b)	the Lender is resident in the Province of British Columbia and is not a U.S. Person (as defined in Regulation S under the United States Securities Act of 1933, as amended);

(c)	the Lender is an “accredited investor”, as such term is defined in National Instrument 45-106 entitled “Prospectus and Registration Exemptions” (NI 45-106”) promulgated under the securities legislation of the provinces of British Columbia and Alberta by virtue of the fact that the Lender is not an investment fund and has net assets of at least $5,000,000 as shown on its most recently prepared financial statements; and

(d)	the Lender was not created and is not being used solely to purchase or hold securities as an accredited investor as described in paragraph (m) of the definition of “accredited investor” in NI 45-106.

12.	Positive Covenants of the Borrower. The Borrower covenants and agrees that so long as any monies will be outstanding under this Agreement, it shall, and shall cause the Guarantor to:

(a)	at all times maintain its corporate existence and the corporate existence of all of its Subsidiaries;

(b)	duly perform its obligations under this Agreement, all other agreements and instruments executed and delivered hereunder or thereunder;

(c)	promptly pay when due all agency or finders’ fees payable in connection with the Facility or this Agreement and indemnify and save harmless the Lender from all claims in respect of any such fees;

(d)	carry on and conduct its business in a proper business-like manner in accordance with good business practice and will keep or cause to be kept proper books of account in accordance with generally accepted accounting principles;

(e)	at all times comply with all applicable laws, except such voluntary non-compliance as shall, in its good faith business judgment, not have a material adverse effect on the business of the Borrower or any Subsidiary, taken as a whole;

(f)	at all times maintain any material contracts in good standing and fulfill all obligations thereunder, and immediately notify the Lender of any facts or circumstances which may arise which could constitute a default thereunder and give rise to a right of termination under either such agreement, and take all steps as may be prudent or necessary to rectify or cure any such default;

(g)	provide the Lender with not less than thirty (30) days notice of the expiry or termination of any material options, rights or other benefits held by or available to the Borrower or any of its Subsidiaries;

(h)

pay and discharge promptly when due, all taxes, assessments and other governmental charges or levies imposed upon it or upon its properties or assets or upon any part thereof, as well as all claims of any kind (including claims for labour, materials and supplies) which, if unpaid, would by law become a lien, charge, trust or other claims upon any such properties or assets, provided however that the Borrower and the Guarantor shall not be required to pay any such tax, assessment, charge or levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower or the Guarantor, as applicable, shall have set aside on its books the reserve the extent required by generally accepted accounting principles in an amount which is reasonably adequate with respect thereto;

(i)	promptly furnish and give to the Lender such reports, certificates, financial statements, and such other information with respect to the Borrower or any Subsidiary as the Lender may reasonably request from time to time during the term of this Agreement;

(j)	provide the Lender with written notice of any proposed financing made by or to the Borrower or the Guarantor concurrently with, but not prior to, public disclosure of such financing;

(k)	furnish and give to the Lender (if such is the case) notice that an Event of Default has occurred and, if applicable, is continuing or notice in respect of any event which would constitute an Event of Default hereunder and specifying the nature of same; and

(l)	perform and do all such acts and things as are necessary to perfect and maintain the security provided to the Lender pursuant to this Agreement.

13.	Negative Covenants of the Borrower. The Borrower covenants and agrees with the Lender that the Borrower will not without first obtaining the written consent of the Lender:

(a)	make, give, create or permit or attempt to make, give or create any mortgage, charge, lien or encumbrance over any assets of the Borrower or any Subsidiary, other than any such as are contemplated hereunder;

(b)	change the name of the Borrower or any Subsidiary;

(c)	allot and issue any new shares of any Subsidiary;

(d)	in respect of itself or any Subsidiary, declare or provide for any dividends or other payments based on share capital;

(e)	redeem or purchase any of its shares or the shares of any Subsidiary;

(f)	make or permit any sale of or disposition of any substantial or material part of its business, assets or undertaking, or that of any Subsidiary, including its interest in the shares or assets of any Subsidiary outside of the ordinary course of business;

(g)	save and except for purchase money security interests and equipment leases entered into in the ordinary course of business, borrow or cause or permit any Subsidiary to borrow money from any person other than the Lender without first obtaining and delivering to the Lender a duly signed assignment and postponement of claim by such person in favour of the Lender, in form and terms satisfactory to the Lender;

(h)	in respect of itself or any Subsidiary, pay out or permit the payment out of any shareholders loans or other indebtedness to non-arm’s length parties; or

(i)	in respect of itself or any Subsidiary, guarantee or permit the guarantee of the obligations of any other person, directly or indirectly.

14.	Events of Default. Each and every of the events set forth in this paragraph will be an event of default (“Event of Default”):

(a)	if the Borrower fails to make any payment of principal or interest when due hereunder, and such failure continues for two (2) Business Days;

(b)	if the Borrower or any Subsidiary defaults in observing or performing any material term, covenant or condition of this Agreement, the Security documents or any other collateral document delivered hereunder or in connection with the Facility, other than the payment of monies as provided for in subparagraph (a) hereof, on its part to be observed or performed and such failure continues for five (5) Business Days;

(c)	if any of the Borrower’s or any Subsidiary’s representations, warranties or other statements in this Agreement or any other collateral document delivered hereunder or in connection with the Facility were at the time given false or misleading in any material respect;

(d)	if the Borrower or any Subsidiary defaults, in any material respect, in observing or performing any term, covenant or condition of any material debt instrument or material debt obligation by which it is bound;

(e)	if the Borrower or any Subsidiary permits any sum which has been admitted as due by it, or is not disputed to be due by it, and which forms or is capable of being made a charge upon any of its assets or undertaking to remain unpaid or not challenged for thirty (30) days after proceedings have been taken to enforce the same;

(f)	if the Borrower or any Subsidiary, either directly or indirectly through any Subsidiary, ceases or threatens to cease to carry on business;

(g)	if any order is made or issued by a competent regulatory authority prohibiting the trading in shares of the Borrower or any successor thereof, or if the Borrower’s common shares are suspended or de-listed from trading on any stock exchange;

(h)	if, in the reasonable opinion of the Lender, an adverse material change occurs in the financial condition of the Borrower, or any Subsidiary;

(i)

if the Lender in good faith and on commercially reasonable grounds believes that the ability of the Borrower to pay any of the Outstanding Balance to the Lender or to perform any of the covenants contained in this Agreement or any other collateral agreement or other document is impaired or any security granted by the Borrower to the Lender is or is about to be impaired or in jeopardy;

(j)	if the Borrower or any Subsidiary petitions or applies to any tribunal for the appointment of a trustee, receiver or liquidator or commences any proceedings under any bankruptcy, insolvency, readjustment of debt or liquidation law of any jurisdiction, whether now or hereafter in effect; or

(k)	if any petition or application for appointment of a trustee, receiver or liquidator is filed, or any proceedings under any bankruptcy, insolvency, readjustment of debt or liquidation law are commenced, against the Borrower or any Subsidiary which is not opposed by the Borrower or any such Subsidiary in good faith, or an order, judgment or decree is entered appointing any such trustee, receiver, or liquidator, or approving the petition in any such proceeding.

15.	Effect of Event of Default. If any one or more of the Events of Default occur or occurs and is or are continuing, the Lender may without limitation in respect of any other rights it may have in law or pursuant to this Agreement or any other document or instrument delivered hereunder, demand immediate payment of all monies owing hereunder.

16.	Production Proceeds. By the terms of the deed of trust, mortgage, assignment, security agreement, fixture filing and financing statement by the Guarantor in favor of the trustee defined therein and the Lender (the “Deed of Trust”), the Guarantor is and will be assigning to the Lender all of the “Production Proceeds” (as defined in the Deed of Trust) accruing to the property covered thereby, so long as no Event of Default has occurred, the Guarantor may continue to receive from the purchasers of production all such Production Proceeds, subject, however, to the liens created under the Deed of Trust, which liens are hereby affirmed and ratified. Upon the occurrence of an Event of Default, the Lender may exercise all rights and remedies granted under the Deed of Trust, including the right to obtain possession of all Production Proceeds then held by the Guarantor or to receive directly from the purchasers of production all other Production Proceeds. In no case shall any failure, whether purposed or inadvertent, by the Lender to collect directly any such Production Proceeds constitute in any way a waiver, remission or release of any of their rights under the Deed of Trust, nor shall any release of any Production Proceeds by the Lender to the Guarantor constitute a waiver, remission, or release of any other Production Proceeds or of any rights of the Lender to collect other Production Proceeds thereafter.

17.	Lender’s Legal Fees. The Borrower will pay for the Lender’s reasonable legal fees and other costs, charges and expenses (including due diligence expenses) of and incidental to the preparation, execution and completion of this Agreement and the security hereunder, as may be required by the Lender to complete this transaction. Any amounts will be payable upon presentment of an invoice. If not paid within thirty (30) days of presentment of an invoice, such amount will be added to and form part of the principal amount of the Facility and shall accrue interest from such date as if it had been advanced by the Lender to the Borrower hereunder.

18.	Indemnity. The Borrower agrees to indemnify and save harmless the Lender and each of its directors, officers, employees and agents from and against all liabilities, claims, losses, damages and reasonable costs and expenses in any way caused by or arising directly or indirectly from or in consequence of the occurrence of any Event of Default under this Agreement.

19.	Further Assurances. The Borrower will from time to time, whether before or after the occurrence of an Event of Default, do all such acts and things and execute and deliver all such documents, deeds, transfers, assignments and instruments as the Lender may require for perfecting the Security granted or to be granted pursuant to this Agreement. The Borrower covenants and agrees with the Lender to discharge or cause to be discharged forthwith any encumbrances which may rank equal or in priority to the Lender’s Security referred to herein. The Borrower covenants and agrees to take all steps and proceedings as may be necessary to give effect to this Agreement.

20.	Notices. In this Agreement:

(a)	any notice or communication required or permitted to be given under this Agreement will be in writing and will be considered to have been given if delivered by hand, transmitted by facsimile transmission or mailed by prepaid registered post to the address or facsimile transmission number of each party set out below:

(i)	if to the Lender:

  Quest Capital Corp.

  Suite 300, 570 Granville Street

  Vancouver, BC V6C 3P1

  Attention:        Michael Atkinson

  Fax No:            (604) 681-4692

(ii)	if to the Borrower or the Guarantor:

  c/o TransAtlantic Petroleum Corp.

  Suite 1840, 444 – 5th Ave. S.W.

  Calgary, Alberta T2P 2T8

  Attention:        Scott Larsen, President

  Fax No:            (403) 262-1349

  With a copy to:

  c/o TransAtlantic Petroleum (USA) Corp.

  5910 N. Central Expressway, Suite 1755

  Dallas, Texas 75206

Attention:        Scott Larsen, President

Fax No:            (214) 220-4327

or to such other address or facsimile transmission number as any party may designate in the manner set out above; and

(b)	notice or communication will be considered to have been received:

(i)	if delivered by hand during business hours on a Business Day, upon receipt by a responsible representative of the receiver, and if not delivered during business hours, upon the commencement of business on the next Business Day;

(ii)	if sent by facsimile transmission during business hours on a Business Day, upon the sender receiving confirmation of the transmission, and if not transmitted during business hours, upon the commencement of business on the next Business Day; and

(iii)	if mailed by prepaid registered post upon the fifth Business Day following posting; except that, in the case of a disruption or an impending or threatened disruption in postal services every notice or communication will be delivered by hand or sent by facsimile transmission.

21.	Assignment. The Borrower acknowledges and agrees that the Lender may assign all or part of the Facility, this Agreement and all collateral agreements, documents or instruments delivered hereunder to one or more assignees, free from any right of set-off or counterclaim or equity, subject only to the Lender’s notification of such assignment or assignments being given in writing to the Borrower.

22.	Agreement to Pay. Upon receipt of written notice and direction from the Lender, the Borrower covenants and agrees to make all payments of interest, principal and structuring fees due under this Agreement to the Lender and any assignee, pro rata in accordance with their respective proportionate interests in the Facility as set out in such written notice and direction, absent which all such payments may be made to the Lender.

23.	Enurement. This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

24.	Waivers. No failure or delay on the Lender’s part in exercising any power or right hereunder will operate as a waiver thereof.

25.	Remedies are Cumulative. The Lender’s rights and remedies hereunder are cumulative and not exclusive of any rights or remedies at law or in equity.

26.	Time. Time is of the essence of this Agreement and all documents or instruments delivered hereunder.

27.	Criminal Code Compliance. In this paragraph the terms “interest”, “criminal rate” and “credit advanced” have the meanings ascribed to them in Section 347 of the Criminal Code (Canada) as amended from time to time. The Borrower and the Lender agree that, notwithstanding any agreement to the contrary, no interest on the Facility or the credit advanced by the Lender under this Agreement will be payable in excess of that permitted under the laws of Canada. If the effective rate of interest, calculated in accordance with generally accepted actuarial practices and principles, would exceed the criminal rate on the credit advanced, then:

(a)	the elements of return which fall within the term “interest” will be reduced to the extent necessary to eliminate such excess;

(b)	any remaining excess that has been paid will be credited towards prepayment of the Facility; and

(c)	any overpayment that may remain after such crediting will be returned forthwith to the Borrower upon demand, and, in the event of dispute, a Fellow of the Canadian Institute of Actuaries appointed by the Lender will perform the relevant calculations and determine the reductions, modifications and credits necessary to effect the foregoing and the same will be conclusive and binding on the parties. This Agreement, the Note and all related agreements and documents will automatically be modified to reflect such modifications without the necessity of any further act or deed of the Borrower and the Lender to give effect to them.

28.	Invalidity. If at any time any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby to the fullest extent possible by law.

29.	Governing Laws. This Agreement will be governed by and interpreted in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein. The Borrower submits to the non-exclusive jurisdiction of the Courts of the Province of Alberta and agrees to be bound by any suit, action or proceeding commenced in such Courts and by any order or judgment resulting from such suit, action or proceeding, but the foregoing will in no way limit the right of the Lender to commence suits, actions or proceedings based on this Agreement in any jurisdiction it may deem appropriate.

30.	Amendment. This Agreement supersedes the Term Sheet and all prior agreements and discussions between the parties with respect to the subject matter set forth herein. This Agreement may be varied or amended only by or pursuant to an agreement in writing signed by the parties hereto.

31.	Schedules. All Schedules attached hereto will be deemed fully a part of this Agreement.

32.	Counterparts. This Agreement may be signed in one or more counterparts, originally or by facsimile, each such counterpart taken together will form one and the same agreement.

TO EVIDENCE THEIR AGREEMENT each of the parties has executed this Agreement on the date first above written.

QUEST CAPITAL CORP.
Per:

Authorized Signatory
Per:

Authorized Signatory

TRANSATLANTIC PETROLEUM CORP.
Per:

Authorized Signatory

PROMISSORY NOTE

Principal Amount: U.S. $•

For value received, TRANSATLANTIC PETROLEUM CORP. (the “Borrower”) hereby promises to pay to QUEST CAPITAL CORP. (the “Lender”) the principal sum of • UNITED STATES DOLLARS (U.S.$•) on the earlier of:

(a)	November 30, 2007;

(b)	any change of control of the Borrower (“control” being defined as ownership of or control of direction over, directly or indirectly, 20% or more of the outstanding voting securities of the Borrower); and

(c)	the occurrence of an Event of Default (as defined in the Credit Agreement between the Borrower and the Lender dated for reference April •, 2007, as may be amended from time to time),

together with interest accruing on the outstanding principal amount from the date hereof at a rate of TWELVE PERCENT (12%) per annum, compounded monthly (effective rate of 12.68% per annum), before and after each of maturity, default and judgment, payable monthly on the last Business Day of every month. All payments under this promissory note will be made by certified cheque, bank draft or wire transfer (pursuant to wire transfer instructions provided by the Lender from time to time) and delivered to the Lender at Suite 300, 570 Granville Street, Vancouver, British Columbia V6C 3P1.

The undersigned is entitled to prepay this promissory note, in whole or in part, without notice or penalty, provided that such prepayment is made on the last business day of a calendar month and the Borrower has provided not less than ten (10) business days’ prior notice of its intention to prepay the Facility. The undersigned waives demand and presentment for payment, notice of non-payment, protest, notice of protest and notice of dishonour. This promissory note will be governed by and construed in accordance with the laws of Alberta and the federal laws of Canada applicable therein. In this promissory note, “Business Day” means a day which is not a Saturday, Sunday or a statutory holiday in Alberta.

Dated: April •, 2007.

TRANSATLANTIC PETROLEUM CORP.
Per:

Authorized Signatory